MGIC Investment Announces Rights Plan Amendment; Permissible
                Ownership by Investment Advisers Increased From
               Less Than 15% To Less Than 17.5% If Conditions Met

     MILWAUKEE, October 24, 2002. MGIC Investment Corporation (NYSE:MTG) announced that it is amending its Shareholder Rights Plan, adopted in July 1999, to permit a registered investment adviser to own a higher percentage of MGIC Investment's stock without triggering thePlan's dilution of the adviser's ownership.

     Prior to the amendment, if a person beneficially owned 15% or more of MGIC Investment's stock, that person would have its ownership diluted. The amendment raises the threshold for registered investment advisers from less than 15% of the stock to less than 17.5% if specified conditions are satisfied. These conditions are that the shares were acquired and are held for non-control purposes; the shares beneficially owned by an adviser and all commonly managed advisers in the aggregate are less than 17.5% of the stock (this percentage is determined without regard to shares owned by affiliates not commonly managed); and the shares beneficially owned by an adviser and all affiliates (regardless of whether or not they are commonly managed) are less than 20% of the stock.

     Curt Culver, the CEO of MGIC Investment, said that the purpose of the amendment was to enable money managers to own a higher percentage of MGIC Investment because such ownership would not pose a threat of the abuses against which the Shareholder Rights Plan is directed.

     The description of the amendment above is only a general summary, and is qualified by the actual text of the amendment, which will be filed with the SEC.